EXHIBIT 99.1
Greif Reports Record First Quarter Revenue
DELAWARE, Ohio (March 2, 2011) — Greif, Inc. (NYSE: GEF, GEF.B), a global leader in industrial packaging products and services, today announced results for its first fiscal quarter, which ended Jan. 31, 2011. The company reported record first quarter net sales of $943.8 million, first quarter net income of $41.4 million, or $0.71 per diluted Class A share, and first quarter net income before special items1 of $50.1 million, or $0.86 per diluted Class A share.
(Dollars in millions, except per share amounts)

	Quarter ended	Quarter ended
	Jan. 31, 2011	Jan. 31, 2010
Net sales	$943.8	$709.7
Selling general and administrative expense	106.5	82.4
Operating profit	68.7	50.7
Operating profit before special items[1]	80.2	66.7
Net income	41.4	24.8
Net income before special items[1]	50.1	37.6
Diluted Class A earnings per share	0.71	0.43
Diluted Class A earnings per share before special items[1]	0.86	0.65

	Jan. 31, 2011	Jan. 31, 2010
Working capital	$499.3	$378.6
Net working capital[1]	381.6	289.2
Long-term debt	1,065.6	879.4
Net debt[1]	1,048.0	852.2
Michael J. Gasser, chairman and chief executive officer, said, “Our strong first quarter operating results were driven by improved sales volumes, which benefited from the continuing global economic recovery in our rigid industrial packaging business, improved fundamentals in our paper packaging business, last year’s acquisitions, and disciplined execution of the Greif Business System. Cost pass-through mechanisms in our sales contracts helped to mitigate the impact of inflation in raw materials. During the first quarter, we continued to focus on integrating the businesses we acquired during 2010, including rapidly implementing the Greif Business System.”

[1]	Non-GAAP financial measures — (a) Special items are as follows: (i) for the first quarter of 2011, restructuring charges of $3.0 million ($2.3 million net of tax) and acquisition-related costs of $8.5 million ($6.4 million net of tax); (ii) for the fourth quarter of 2010, restructuring charges of $6.2 million ($5.7 million net of tax) and acquisition-related costs of $7.1 million ($6.5 million net of tax); and (iii) for the first quarter of 2010, restructuring charges of $5.9 million ($4.8 million net of tax) and acquisition-related costs of $10.1 million ($8.0 million net of tax). (b) Net working capital represents working capital (current assets less current liabilities) less cash and cash equivalents. (c) Net debt represents long-term debt plus the current portion of long-term debt plus short-term borrowings less cash and cash equivalents. A reconciliation of the differences between all non-GAAP financial measures used in this release with the most directly comparable GAAP financial measures is included in the financial schedules that are a part of this release.

Consolidated Results
Net sales were $943.8 million for the first quarter of 2011 compared with $709.7 million for the first quarter of 2010. The 33 percent increase was due to higher sales volumes (25 percent or 7 percent excluding acquisitions) and higher selling prices (9 percent) due to the pass-through of higher raw material costs, partially offset by foreign currency translation (1 percent). The higher sales volumes were primarily due to the Flexible Products & Services and Rigid Industrial Packaging & Services segments.
Gross profit increased to $176.1 million for the first quarter of 2011 compared with $137.7 million for the first quarter of 2010 due primarily to the higher sales volumes. Gross profit margin decreased to 18.7 percent from 19.4 percent for the first quarter of 2011 and 2010, respectively. This reduction was primarily due to a shift in product mix and higher raw material costs, especially steel and old corrugated containers, partially offset by the company’s cost pass-through mechanisms.
Selling, general and administrative (SG&A) expenses increased to $106.5 million for the first quarter of 2011 from $82.4 million for the first quarter of 2010. The $24.1 million increase was primarily due to $13.1 million of SG&A expenses from acquired companies and higher compensation expense due to performance-based incentive accruals. Acquisition-related costs of $8.5 million and $10.1 million were included in SG&A expenses for the first quarter of 2011 and 2010, respectively. SG&A expenses, as a percentage of net sales, were 11.3 percent for the first quarter of 2011 compared to 11.6 percent for the same quarter of last year.
Operating profit before special items was up 20 percent to $80.2 million for the first quarter of 2011 compared to $66.7 million for the first quarter of 2010. The $13.5 million increase was due to Paper Packaging, Flexible Products & Services and Land Management, partially offset by Rigid Industrial Packaging & Services. GAAP operating profit was $68.7 million and $50.7 million for the first quarter of 2011 and 2010, respectively.
Interest expense, net, was $16.8 million for the first quarter of 2011 compared to $14.9 million for the same period last year. The increase was primarily due to the higher level of debt resulting from the 2010 acquisitions.
The company’s book tax rate was 24.6 percent for the first quarter of 2011 compared to 20.2 percent for the first quarter of 2010. The increase was primarily due to a change in the global business mix and the alternative fuel tax credit recorded in fiscal 2010.
Net income before special items was $50.1 million for the first quarter of 2011 compared with $37.6 million for the first quarter of 2010. Diluted earnings per share before special items was $0.86 compared with $0.65 per Class A share and $1.28 compared with $0.96 per Class B share for the first quarter of 2011 and 2010, respectively. The company’s GAAP net income was $41.4 million, or $0.71 per diluted Class A share and $1.06 per diluted Class B share, and $24.8 million, or $0.43 per diluted Class A share and $0.63 per diluted Class B share, for the first quarter of 2011 and 2010, respectively.
Segment Results
Rigid Industrial Packaging & Services net sales were $653.9 million for the first quarter of 2011 compared with $564.8 million for the first quarter of 2010. The 16 percent increase in net sales was due to higher sales volumes (10 percent or 6 percent excluding acquisitions) and higher selling prices (7 percent) due to the pass-through of higher input costs, partially offset by foreign currency translation (1 percent). Operating profit before special items decreased to $49.8 million for the first quarter of 2011 from $57.4 million for the first quarter of 2010. The $7.6 million decrease was primarily due to the lag in the pass-through of higher steel costs in the first quarter of 2011 and higher performance-based incentive accruals, partially offset by higher sales volumes. GAAP operating profit was $46.1 million and $50.0 million for the first quarter of 2011 and 2010, respectively.

Flexible Products & Services net sales were $128.0 million for the first quarter of 2011 compared with $11.3 million for the first quarter of 2010. The increase was primarily due to the acquisitions of four flexible intermediate bulk container companies during fiscal 2010. Both periods include the company’s multiwall bag operations, which were previously included in the Paper Packaging segment and reclassified to conform to the current year’s presentation. Operating profit before special items increased to $8.5 million, primarily as a result of the 2010 acquisitions, for the first quarter of 2011 from $2.5 million for the first quarter of 2010 attributable to the multiwall bag operations. GAAP operating profit was $1.4 million for the first quarter of 2011 compared with a GAAP operating loss of $6.1 million for the first quarter of 2010. The GAAP results were impacted by acquisition-related costs of $7.0 million and $8.6 million for the first quarter of 2011 and 2010, respectively.
Paper Packaging net sales were $156.8 million for the first quarter of 2011 compared with $128.2 million for the first quarter of 2010. The 22 percent increase in net sales was due to higher sales volumes and higher selling prices for all of the segment’s products. In fiscal 2010, the company announced containerboard price increases of $50 per ton in January and $60 per ton in April, which were fully implemented. Operating profit before special items increased to $18.8 million for the first quarter of 2011 from $3.8 million for the first quarter of 2010.This increase was primarily due to higher sales, partially offset by higher raw material costs, especially for old corrugated containers. GAAP operating profit was $18.1 million and $3.8 million for the first quarter of 2011 and 2010, respectively.
Land Management net sales were $5.1 million and $5.4 million for the first quarter of 2011 and 2010, respectively. Operating profit was $3.1 million for the first quarter of 2011 compared to $3.0 million for the first quarter of 2010. Included in these amounts were profits from the sale of special use properties (surplus, higher and better use, and development properties) of $1.6 million for the first quarter of 2011 and $0.3 million for the first quarter of 2010.
Other Cash Flow Information
During the first quarter of 2011, the company’s net debt increased $195.8 million to $1,048.0 million at quarter-end primarily due to normal seasonal working capital increases, including raw material cost inflation, capital expenditures and typical year-end cash payments, such as performance-based incentives.
Capital expenditures were $40.5 million for the first quarter of 2011, excluding timberland purchases of $0.4 million, compared with capital expenditures of $33.7 million, excluding timberland purchases of $0.1 million, for the first quarter of 2010. Capital expenditures are expected to be approximately $140 million, excluding timberland purchases and acquisitions, for fiscal 2011.
On Feb. 28, 2011, the Board of Directors declared quarterly cash dividends of $0.42 per share of Class A Common Stock and $0.63 per share of Class B Common Stock. These dividends are payable on April 1, 2011 to stockholders of record at close of business on March 21, 2011.
Company Outlook
The company anticipates that sales volumes will gradually improve in 2011 compared to 2010 as the global economy continues to recover. Positive contributions are also expected to be realized from acquisitions and further cost-savings and productivity gains from the Greif Business System. Recent cost increases in key raw materials, especially cold rolled steel and high density polyethylene, are expected to be mitigated during 2011 primarily through contractual cost pass-through mechanisms. Selling, general and administrative expense, as previously disclosed, and the company’s book tax rate are anticipated to be higher this year compared to 2010. The company has adjusted its fiscal 2011 earnings guidance to $4.50-$4.75 per diluted Class A share to reflect the expected increase in the company’s book tax rate.

Conference Call
The company will host a conference call to discuss the first quarter of 2011 results on March 3, 2011, at 10 a.m. Eastern Time (ET). To participate, domestic callers should call 877-485-3107 and ask for the Greif conference call. The number for international callers is +1 201-689-8427. Phone lines will open at 9:50 a.m. ET. The conference call will also be available through a live webcast, including slides, which can be accessed at www.greif.com in the Investor Center. A replay of the conference call will be available on the company’s website approximately one hour following the call.
About Greif
Greif is a world leader in industrial packaging products and services. The company produces steel, plastic, fibre, flexible and corrugated containers, containerboard and packaging accessories, and provides reconditioning, blending, filling and packaging services for a wide range of industries. Greif also manages timber properties in North America. The company is strategically positioned in more than 50 countries to serve global as well as regional customers. Additional information is on the company’s website at www.greif.com.
Forward-Looking Statements
All statements, other than statements of historical facts, included in this news release, including without limitation, statements regarding the company’s future financial position, business strategy, budgets, projected costs, goals and plans and objectives of management for future operations, are forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. Forward-looking statements generally can be identified by the use of forward-looking terminology such as “may,” “will,” “expect,” “intend,” “estimate,” “anticipate,” “project,” “believe,” “continue”, “on track” or “target” or the negative thereof or variations thereon or similar terminology. All forward-looking statements made in this news release are based on information currently available to the company’s management. Although the company believes that the expectations reflected in forward-looking statements have a reasonable basis, the company can give no assurance that these expectations will prove to be correct. Forward-looking statements are subject to risks and uncertainties that could cause actual events or results to differ materially from those expressed in or implied by the statements. Such risks and uncertainties that might cause a difference include, but are not limited to, the following: (i) the current and future challenging global economy may adversely affect the company’s business, (ii) historically, the company’s business has been sensitive to changes in general economic or business conditions, (iii) the company’s operations are subject to currency exchange and political risks, (iv) the continuing consolidation of the company’s customer base and our suppliers may intensify pricing pressure, (v) the company operates in highly competitive industries, (vi) the company’s business is sensitive to changes in industry demands, (vi) raw material and energy price fluctuations and shortages may adversely impact the company’s manufacturing operations and costs, (vii) the company may encounter difficulties arising from acquisitions, (viii) the company may incur additional restructuring costs and there is no guarantee that its efforts to reduce costs will be successful, (ix) tax legislation initiatives or challenges to the company’s tax positions may adversely impact its financial results or condition, (x) several operations are conducted by joint ventures that the company cannot operate solely for its benefit, (xi) the company’s ability to attract, develop and retain talented employees, managers and executives is critical to its success, (xii) the company’s business may be adversely impacted by work stoppages and other labor relations matters, (xiii) the company may be subject to losses that might not be covered in whole or in part by existing insurance reserves or insurance coverage, (xiv) the company’s business depends on the uninterrupted operations of its facilities, systems and business functions, including its information technology and other business systems, (xv) legislation/regulation related to climate change and environmental and health and safety matters and product liability claims could negatively impact the company’s operations and financial performance, (xvi) changing climate conditions may adversely affect the company’s operations and financial performance, and (xvii) the frequency and volume of the company’s timber and timberland sales will impact its financial performance. The risks described above are not all inclusive, and given these and other possible risks and uncertainties, investors should not place undue reliance on forward-looking statements as a prediction of actual results. For a detailed discussion of the most significant risks and uncertainties that could cause the company’s actual results to differ materially from those projected, see “Risk Factors” in Part I, Item 1A of the company’s Form 10-K for the year ended Oct. 31, 2010 and the company’s other filings with the Securities and Exchange Commission. All forward-looking statements made in this news release are expressly qualified in their entirety by reference to such risk factors. Except to the limited extent required by applicable law, the company undertakes no obligation to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.

GREIF, INC. AND SUBSIDIARY COMPANIES
CONSOLIDATED STATEMENTS OF OPERATIONS
UNAUDITED
(Dollars and shares in millions, except per share amounts)

	Quarter ended
	January 31,
	2011	2010

Net sales	$943.8	$709.7
Cost of products sold	767.7	572.0

Gross profit	176.1	137.7

Selling, general and administrative expenses	106.5	82.4
Restructuring charges	3.0	5.9
Asset gains, net	2.1	1.3

Operating profit	68.7	50.7

Interest expense, net	16.8	14.9
Other income (expense), net	1.9	(2.8)

Income before income tax expense and equity earnings (loss) of unconsolidated affiliates, net of tax	53.8	33.0

Income tax expense	13.2	6.7
Equity earnings (loss) of unconsolidated affiliates, net of tax	0.5	(0.1)

Net income	41.1	26.2
Net income (loss) attributable to noncontrolling interests	(0.3)	1.4

Net income attributable to Greif, Inc.	$41.4	$24.8

Basic earnings per share:
Class A Common Stock	$0.71	$0.43
Class B Common Stock	$1.06	$0.63

Diluted earnings per share:
Class A Common Stock	$0.71	$0.43
Class B Common Stock	$1.06	$0.63

Shares used to calculate basic earnings per share:
Class A Common Stock	24.8	24.5
Class B Common Stock	22.4	22.5

Shares used to calculate diluted earnings per share:
Class A Common Stock	25.1	24.9
Class B Common Stock	22.4	22.5

GREIF, INC. AND SUBSIDIARY COMPANIES
GAAP TO NON-GAAP RECONCILIATION
CONSOLIDATED STATEMENTS OF OPERATIONS
UNAUDITED
(Dollars in millions, except per share amounts)

	Quarter ended January 31, 2011			Quarter ended January 31, 2010
		Diluted per share amounts			Diluted per share amounts
		Class A	Class B		Class A	Class B

GAAP — operating profit	$68.7			$50.7
Restructuring charges	3.0			5.9
Acquisition-related costs	8.5			10.1

Non-GAAP — operating profit before restructuring charges and acquisition-related costs	$80.2			$66.7

GAAP — net income	$41.4	$0.71	$1.06	$24.8	$0.43	$0.63
Restructuring charges, net of tax	2.3	0.04	0.05	4.8	0.08	0.12
Acquisition-related costs, net of tax	6.4	0.11	0.17	8.0	0.14	0.21

Non-GAAP — net income before restructuring charges and acquisition-related costs	$50.1	$0.86	$1.28	$37.6	$0.65	$0.96

GREIF, INC. AND SUBSIDIARY COMPANIES
SEGMENT DATA
UNAUDITED
(Dollars in millions)

	Quarter ended
	January 31,
	2011	2010

Net sales
Rigid Industrial Packaging & Services	$653.9	$564.8
Flexible Products & Services	128.0	11.3
Paper Packaging	156.8	128.2
Land Management	5.1	5.4

Total	$943.8	$709.7

Operating profit
Operating profit before restructuring charges and acquisition-related costs:
Rigid Industrial Packaging & Services	$49.8	$57.4
Flexible Products & Services	8.5	2.5
Paper Packaging	18.8	3.8
Land Management	3.1	3.0

Operating profit before restructuring charges and acquisition-related costs	80.2	66.7

Restructuring charges:
Rigid Industrial Packaging & Services	2.2	5.9
Flexible Products & Services	0.1	—
Paper Packaging	0.7	—

Restructuring charges	3.0	5.9

Acquisition-related costs:
Rigid Industrial Packaging & Services	1.5	1.5
Flexible Products & Services	7.0	8.6

Acquisition-related costs	8.5	10.1

Total	$68.7	$50.7

Depreciation, depletion and amortization expense
Rigid Industrial Packaging & Services	$20.4	$21.3
Flexible Products & Services	4.2	0.1
Paper Packaging	7.7	7.2
Land Management	0.8	0.9

Total	$33.1	$29.5

Note: Certain prior year amounts have been reclassified to conform to the current year presentation.

GREIF, INC. AND SUBSIDIARY COMPANIES
GEOGRAPHIC DATA
UNAUDITED
(Dollars in millions)

	Quarter ended
	January 31,
	2011	2010

Net sales
North America	$439.8	$360.9
Europe, Middle East and Africa	345.2	224.3
Asia Pacific and Latin America	158.8	124.5

Total	$943.8	$709.7

Operating profit
Operating profit before restructuring charges and acquisition-related costs:
North America	$39.8	$32.2
Europe, Middle East and Africa	30.8	26.6
Asia Pacific and Latin America	9.6	7.9

Operating profit before restructuring charges and acquisition-related costs	80.2	66.7
Restructuring charges	3.0	5.9
Acquisition-related costs	8.5	10.1

Total	$68.7	$50.7

GREIF, INC. AND SUBSIDIARY COMPANIES
GAAP TO NON-GAAP RECONCILIATION
SEGMENT DATA
UNAUDITED
(Dollars in millions)

	Quarter ended
	January 31,
	2011	2010

Rigid Industrial Packaging & Services
GAAP — operating profit	$46.1	$50.0
Restructuring charges	2.2	5.9
Acquisition-related costs	1.5	1.5

Non-GAAP — operating profit before restructuring charges and acquisition-related costs	$49.8	$57.4

Flexible Products & Services
GAAP — operating profit (loss)	$1.4	$(6.1)
Restructuring charges	0.1	—
Acquisition-related costs	7.0	8.6

Non-GAAP — operating profit before restructuring charges and acquisition-related costs	$8.5	$2.5

Paper Packaging
GAAP — operating profit	$18.1	$3.8
Restructuring charges	0.7	—

Non-GAAP — operating profit before restructuring charges	$18.8	$3.8

Land Management
GAAP — operating profit	$3.1	$3.0

GREIF, INC. AND SUBSIDIARY COMPANIES
CONDENSED CONSOLIDATED BALANCE SHEETS
UNAUDITED
(Dollars in millions)

	January 31, 2011	October 31, 2010

ASSETS

CURRENT ASSETS
Cash and cash equivalents	$117.7	$107.0
Trade accounts receivable	475.8	480.1
Inventories	414.8	396.6
Other current assets	180.4	177.1

	1,188.7	1,160.8

LONG-TERM ASSETS
Goodwill	697.4	709.7
Intangible assets	170.2	173.2
Assets held by special purpose entities	50.9	50.9
Other long-term assets	128.6	100.3

	1,047.1	1,034.1

PROPERTIES, PLANTS AND EQUIPMENT	1,292.0	1,275.1

	$3,527.8	$3,470.0

LIABILITIES AND SHAREHOLDERS’ EQUITY

CURRENT LIABILITIES
Accounts payable	$372.6	$448.3
Short-term borrowings	87.6	60.9
Current portion of long-term debt	12.5	12.5
Other current liabilities	216.7	235.0

	689.4	756.7

LONG-TERM LIABILITIES
Long-term debt	1,065.6	953.1
Liabilities held by special purpose entities	43.3	43.3
Other long-term liabilities	382.7	361.5

	1,491.6	1,357.9

SHAREHOLDERS’ EQUITY	1,346.8	1,355.4

	$3,527.8	$3,470.0

GREIF, INC. AND SUBSIDIARY COMPANIES
GAAP TO NON-GAAP RECONCILIATION
BALANCE SHEET DATA
UNAUDITED
(Dollars in millions)

	January 31, 2011	January 31, 2010

Current assets	$1,188.7	$831.1
Less: current liabilities	689.4	452.5

Working capital	499.3	378.6

Less: cash and cash equivalents	117.7	89.4

Net working capital	$381.6	$289.2

Long-term debt	$1,065.6	$879.4
Plus: current portion of long-term debt	12.5	20.0
Plus: short-term borrowings	87.6	42.2
Less: cash and cash equivalents	117.7	89.4

Net debt	$1,048.0	$852.2

GREIF, INC. AND SUBSIDIARY COMPANIES
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
UNAUDITED
(Dollars in millions)

	Quarter ended	Quarter ended
	January 31, 2011	January 31, 2010

CASH FLOWS FROM OPERATING ACTIVITIES:
Net income	$41.1	$26.2
Depreciation, depletion and amortization	33.1	29.5
Increase (decrease) in cash from changes in certain assets and liabilities and other	(142.4)	(138.5)

Cash flows used in operating activities	(68.2)	(82.8)

CASH FLOWS FROM INVESTING ACTIVITIES:
Acquisitions of companies, net of cash acquired	—	(58.3)
Purchases of properties, plants and equipment	(40.5)	(33.7)
Other	1.7	2.8

Cash flows used in investing activities	(38.8)	(89.2)

CASH FLOWS FROM FINANCING ACTIVITIES:
Proceeds (payments) on debt	141.0	175.8
Dividends paid	(24.3)	(21.9)
Other	0.2	—

Cash flows provided by financing activities	116.9	153.9

EFFECTS OF EXCHANGE RATES ON CASH	0.8	(4.4)

Net increase (decrease) in cash and cash equivalents	10.7	(22.5)
Cash and cash equivalents at beginning of the period	107.0	111.9

Cash and cash equivalents at end of the period	$117.7	$89.4